MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

SIGAL CONSULTING, LLC,

a Massachusetts limited liability company,

WORLDS ONLINE INC.,

a Delaware corporation

MARIMED ADVISORS INC.,

a Delaware corporation,

ROBERT FIREMAN,

GERALD J. MCGRAW JR.,

JON R. LEVINE, and

JAMES E. GRIFFIN JR.

May 19, 2014

This document has been prepared solely to facilitate discussions of a possible transaction among the parties identified herein. It is not intended, and will not be deemed, to constitute an offer or agreement, or to create legally binding or enforceable obligations, of any type or nature. No such offer, agreement or obligations shall be made or created among the parties identified herein except pursuant to a written agreement executed by such parties.

(1)

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is entered into on May 19, 2014, by and among Sigal Consulting LLC, a Massachusetts limited liability company (the “Company”), Worlds Online Inc., a Delaware corporation (“WORX”), MariMed Advisors Inc., a Delaware corporation (“Buyer”), and each of Robert Fireman, Gerald J. McGraw Jr., Jon R. Levine and James E. Griffin Jr. (each a “Seller” and collectively, the “Sellers”). Buyer, the Company, WORX and the Sellers are sometimes collectively referred to herein as the “Parties” and each individually as a “Party.”

WHEREAS, as of the date hereof, the Sellers are the beneficial and record owners of all of the issued and outstanding membership interests (the “Interests”) in the Company, with each Seller owning the percentage of such Interests (the “Percentage Interests”) as set forth on Exhibit A attached hereto; and

WHEREAS, Buyer desires to acquire all of the Interests from the Sellers, and each Seller desires to sell his or its respective Interests to Buyer, in each case upon the terms, in the manner and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, mutual covenants, representations, warranties and agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

“Company IP” means all Intellectual Property Rights owned by the Company.

“Environmental Requirements” shall mean all Laws concerning pollution or protection of the environment or protection of human health or safety from environmental hazards, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect as of the Closing Date.

“Governmental Authority” means any (i) federal, state, local, municipal, foreign, or other government; (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Substance” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Requirement as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“Intellectual Property Rights” means all rights in and to the following: (i) patents, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names together with all of the goodwill associated therewith, (iii) copyrights and registrations and applications for registration thereof, (iv) internet domain names, (v) trade secrets and other proprietary rights in intellectual property of every kind and nature, and (vi) all registrations, renewals, extensions, combinations, divisions or reissues of, and applications for, any of the rights referred to in clauses (i) through (v) above.

“Knowledge,” with respect to the Company and the Sellers, means the actual knowledge without independent investigation of Chen and Carlton Calvin.

“Law” means all laws, statutes, rules, regulations, ordinances, common law and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision of any Governmental Authority.

“Tax” and “Taxes” means any federal, state, local and foreign taxes, charges, fees, levies or other similar assessments or liabilities (including income, receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, natural resources, severance, premium, windfall or excess profits, environmental, customs, duties, use, licensing, withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, estimated, franchise or any other taxes, charges, fees, levies or other similar assessments or liabilities of any kind whatsoever), whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions thereto.

“Undisclosed Liabilities” means any and all liabilities of the Company (including contingent liabilities and liabilities unknown to the Company or any Seller) for claims arising out of, resulting from, or otherwise relating to, actions or omissions that occurred prior to the Effective Time and are not reflected in the Financial Statements or otherwise disclosed on a schedule to this Agreement.

(2)

ARTICLE II

PURCHASE AND SALE

Section 2.01       Purchase and Sale of the Interests

On the terms and conditions set forth in this Agreement, at the Closing and upon payment of the Closing Consideration by Buyer in accordance with Section 2.02, Buyer shall purchase and accept from each Seller, and each Seller shall sell, transfer and assign to Buyer, all of the Interests held by such Seller, whereupon Seller shall merge into Buyer.

Section 2.02       Payment of Closing Consideration. Each Seller shall sell to Buyer and Buyer shall purchase from each Seller, all of each Seller’s Interests in consideration for an aggregate amount of (i) WORX common stock equal to 50% of WORX’s outstanding common stock on the Closing Date (as defined below); (ii) three million stock options of WORX to purchase WORX common stock which are exercisable over five years with an exercise price and vesting as follows: 1 million vesting at Closing and exercisable at a price of $0.15 per share, 1 million vesting on the one year anniversary of the Closing and exercisable at a price of $0.25 per share and 1 million vesting upon second anniversary of the Closing and exercisable at a price of $0.35 per share; and (iii) 49% of Buyer’s outstanding common stock on the Closing Date. The shares and options of WORX and Buyer common stock delivered as the Closing Consideration shall be allocated among the Sellers pursuant to the Percentage Interests listed on Exhibit A hereto.

Section 2.03       The Closing

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Feder Kaszovitz LLP, 845 Third Avenue, New York, New York 10022, commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”). The Closing shall be effective as of 11:59 p.m., local time, on the Closing Date (the “Effective Time”).

Section 2.04       Deliveries at the Closing

At the Closing, the Parties shall deliver or file, or cause to be delivered or filed, each of the following:

(i)              Buyer shall deliver to each Seller such Seller’s respective portion of the Closing Consideration in accordance with Section 2.02; and

(ii)            Each Seller shall deliver to Buyer, duly endorsed for transfer or accompanied by a duly executed transfer power, one or more certificates representing the Interests.

(3)

ARTICLE III

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY

As a material inducement to Buyer and WORX to enter into this Agreement, the Sellers and the Company jointly and severally represent and warrant to Buyer, as of the date hereof, as follows:

Section 3.01       Organization of the Company

The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Massachusetts.

Section 3.02       Authorization of Transaction; Binding Effect.

(a)             The Company has full limited liability company power and authority to own its assets and to carry on its business as is presently conducted. The Company has the full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder have been duly authorized by all requisite limited liability company action.

(b)            This Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding at law or in equity).

Section 3.03       Noncontravention

Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the certificate of formation or limited liability company agreement of the Company, (ii) assuming compliance by the Sellers with Section 4.02 and by Buyer with Section 5.03, violate any Law or other restriction of any Governmental Authority to which the Company is subject or (iii) conflict with, result in a breach of, constitute a default under or result in the acceleration of, any contract. The execution and delivery of this Agreement by the Company does not require any consent or approval of any Governmental Authority.

Section 3.04       Capitalization

All of the Interests are owned beneficially and of record by the Sellers, and there are (x) no other equity interests of the Company and (y) no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, rights of first refusal, preemptive rights or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its equity interests.

Section 3.05       No Subsidiaries

The Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other entity.

Section 3.06       Broker’s Fees

The Company does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

Section 3.07       Financial Statements; Books and Records

Set forth on Schedule 3.07 are the following financial statements (collectively, the “Financial Statements”):

(a)             the audited balance sheet of the Company as of December 31, 2013 (the “Most Recent Audited Balance Sheet”), and the related consolidated statements of income, members’ equity and cash flows for the fiscal year then ended(the “Most Recent Audited Financial Statements”); and

(b)            the unaudited balance sheet of the Company as of March 31, 2014 (the “Most Recent Balance Sheet”) and the related statements of income and cash flows for the three (3)-month period then ended (the “Most Recent Financial Statements”).

The Financial Statements were prepared in accordance with the books of account and other financial records of the Company, and fairly present in all material respects the financial condition and results of operations of the Company as of the times and for the periods referred to therein. The Financial Statements have been prepared in accordance with GAAP, applied on a basis consistent with the past practices of the Company; provided, however, that the Most Recent Financial Statements (i) are subject to normal year-end adjustments and (ii) lack footnotes and other presentation items.

Section 3.08       Absence of Changes

From the date of the Most Recent Audited Financial Statements until the date of this Agreement, there has not been any material adverse effect on the Company’s business or operations or prospects. Without limiting the generality of the foregoing, from such date through the date of this Agreement, except as set forth on Schedule 3.08, the Company has not:

(a)             accelerated, terminated, modified or canceled any contract;

(b)            experienced any damage, destruction, or loss involving at least $25,000 per occurrence and not covered by insurance to any of its material assets or property;

(c)             made any capital expenditure (or series of related capital expenditures) involving more than $10,000 individually, or more than $25,000 in the aggregate;

(d)            made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other person or entity;

(e)             made any change in any method of accounting or accounting practice or policy used by the Company, other than such changes required by GAAP;

(f)             incurred, discharged or satisfied, any liability other than current liabilities incurred, discharged or satisfied in the ordinary course of business;

(g)            made any sale, transfer, lease, license, encumbrance or other disposition of any asset other than in the ordinary course of business;

(h)            taken any action to amend, terminate or waive any material right belonging to the Company other than in the ordinary course of business;

(i)              transferred or granted any rights under any concessions, leases, licenses, or other contracts owned or licensed by the Company;

(j)              granted any wage or salary increase to any member, officer or employee of the Company or any amendment to or adoption of an employee plan under ERISA;

(k)            other than the transactions contemplated by this Agreement, entered into any transaction, contract or commitment other than in the ordinary course of business;

(l)              experienced any loss of one or more suppliers, manufacturers, distributors or customers, which is reasonably likely to have an adverse effect on revenues;

(m)          not been any legal action pending or, to the knowledge of Seller, threatened, which relates to the Company, its business or any of its assets, the outcome of which could reasonably be expected to have a material adverse effect on the Company’s business operations or prospects;

(n)            (i) incurred any indebtedness for borrowed money, other than borrowings under existing credit facilities, (ii) made any loans or advances to any other person or entity, other than routine advances to employees consistent with past practice or (iii) assumed, guaranteed or endorsed (whether directly, contingently otherwise) for the obligations of any other person or entity;

(o)            made any compromise or settlement of, or the taking of any material action with respect to, any legal action;

(p)            entered into any agreement the purpose or effect of which is to restrain, limit, or impede the Company’s ability to continue to conduct its business following the Closing;

(q)            entered into any other agreements, commitments or contracts which create liabilities other than in the ordinary course of business;

(r)             cancelled or terminated any insurance policy covering any of its assets or commercial activities other than in the ordinary course of business.

Section 3.09       Legal Compliance

Except with respect to Labor Matters (which are the subject of Section 3.16), Employee Benefits (which are the subject of Section 3.17) and Environmental Matters (which are the subject of Section 3.18), to the Knowledge of the Company, the Company is in compliance with all Laws applicable to the ownership and operation of the Company, including such Laws that require the Company to possess permits, licenses, registrations and authorizations of Governmental Authorities, for the current operation of the business of the Company.

Section 3.10       Real Property.

(a)             The Company does not own any real property.

(b)            Schedule 3.10(b) lists the street address of all real property leased or subleased by the Company (each, a “Leased Real Property”). With respect to each parcel of Leased Real Property, except as would not have a material adverse effect on the Company’s business operations or prospects:

(i)              the lease or sublease is legal, valid, binding, enforceable, and in full force and effect (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by general equitable principles); and

(ii)            to the Knowledge of the Company, neither the Company nor the lessor nor sublessor is not in breach or default of any lease or sublease.

(c)             To the Knowledge of the Company, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the real property (the “Improvements”) are in good condition and repair. To the Knowledge of the Company, there are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, have a material adverse effect on the Company’s business operations or prospects.

Section 3.11       Tax Matters.

(a)             The Company has filed on a timely basis (taking into account any extensions received from the relevant taxing authorities, all of which extensions are listed on Schedule 3.11(a)) all Tax returns that are or were required to be filed on or prior to the date hereof with the appropriate taxing authorities in all jurisdictions in which such Tax returns are or were required to be filed, and all such Tax returns are true, correct and complete in all material respects; (ii) all Taxes due for the periods covered by such Tax returns have been fully paid, deposited or adequately provided for on the Financial Statements or are being contested in good faith by appropriate proceedings; (iii) there are no encumbrances as a result of any unpaid Taxes upon any of the Company’s assets and no basis exists for the imposition of any such encumbrances other than liens for Taxes not yet due and payable; and (iv) no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax returns that it is or may be subject to taxation by that jurisdiction.

(b)            The Company has not made with respect to any of its asset any consent under Section 341 of the Code nor are any of the Company’s assets “tax exempt use property” within the meaning of Section 168(h) of the Code or a lease made pursuant to Section 168(f)(8) of the Code.

(c)             The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid (or deemed to have been paid) or owing by the Company to any employee, independent contractor, creditor, or other third party in respect of the period prior to the Closing Date.

(d)            There are no deficiencies against the Company as a result of any IRS or other Government Entity examination that have not been resolved in full, and the Company has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes for which the Company may be liable.

(e)             The Company has not been a member of an affiliated group of corporations filing a consolidated federal income Tax return), as a transferee or successor, by contract or otherwise.

(f)             Correct and complete copies of all Tax returns for the Company for taxable periods ending on or prior to December 31, 2013 have previously been delivered to Buyer.

(g)            The Company has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(h)            There is no audit, claim or legal action pending against the Company in respect of any Taxes. There are no Liens on any assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(i)              The unpaid non-income Taxes of the Company are accrued on the Most Recent Balance Sheet in accordance with GAAP;

(j)              The Company is not a party to any tax sharing, tax indemnity or other agreement or arrangement relating to Taxes with any person or entity and the Company is not and has never been a member of any affiliated, consolidated or unitary group for Tax purposes.

Section 3.12       Intellectual Property.

(a)             Schedule 3.12(a) identifies each item of Company IP, including the jurisdiction in which such IP has been registered or filed and the applicable registration or serial number.

(b)            Schedule 3.12(b) identifies (i) all material license agreements pursuant to which Intellectual Property Rights used in the business of the Company is licensed to the Company (other than any commercially available software licensed under click-wrap and shrink-wrap licenses that is licensed for less than $5,000) or any web-based agreements, and (ii) all contracts pursuant to which the Company has licensed to any third party any Intellectual Property Rights.

(c)             Except as set forth on Schedule 3.12(c), the Company owns, leases, licenses or otherwise has a valid right to use, free and clear of any lien other than licenses, all of the Intellectual Property Rights material to the operation of the business of the Company as currently conducted.

(d)            Except as set forth on Schedule 3.12(d), (i) the operation of the business of the Company as presently conducted does not infringe, misappropriate or otherwise conflict with, any Intellectual Property Rights of any person or entity, and (ii) to the Knowledge of the Company, no Person is currently infringing upon or misappropriating any Company IP.

(e)             No material infringement or misappropriation written claim or proceeding is pending against the Company or threatened in writing against the Company or, to the Knowledge of the Company, is otherwise threatened against the Company or against any other person or entity who may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company with respect to such claim or proceeding.

Section 3.13       Contracts and Commitments.

(a)             Schedule 3.13(a) sets forth a list as of the date of this Agreement of each of the following types of written contracts which the Company is a party:

(i)              any employment agreement or employment contract with any officer, independent contractor, or employee of the Company that provides for payments by the Company in excess of $50,000 per annum and is not terminable by the Company upon notice of sixty (60) calendar days or less for a cost of less than $50,000;

(ii)            any employee collective bargaining agreement;

(iii)          any contract or agreement with any officer, employee or independent contractor with respect to change of control or severance;

(iv)          any covenant not to compete granted by the Company in favor of a third party;

(v)            any lease or similar agreement under which (A) the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (B) the Company is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by the Company; in any case which provides for future payments by the Company in excess of $50,000 per annum and is not terminable by the Company upon notice of sixty (60) calendar days or less for a cost of less than $50,000;

(vi)          any agreement or contract under which the Company has borrowed any money or issued any note, indenture or other evidence of indebtedness or guaranteed indebtedness of other in excess of $25,000; or

(vii)        any other agreement, contract, lease or license, in each case not included in Section 3.13(a)(i)-(vi) or set forth on Schedule 3.13(a), to which the Company is a party or by or to which any of its assets are bound or subject which provides for future payments by the Company in excess of $25,000 per annum and is not terminable by the Company upon notice of sixty (60) calendar days or less for a cost of less than $25,000 (other than Leases).

(b)            The Company has delivered to, or made available for inspection by, Buyer a copy of each contract, lease, license, instrument or other agreement listed on Schedule 3.13(a) (collectively, the “Material Contracts”). Except as disclosed on Schedule 3.13(b), the Company has performed all obligations required to be performed by it as of the date hereof under the Material Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder, except for failures to perform or any such breach or default that would not have a Material Adverse Effect. Each of the Material Contracts is a valid and binding obligation of the Company in accordance with its terms.

Section 3.14       Insurance

Schedule 3.14 lists each insurance policy maintained by the Company with respect to the properties, assets, business, operations and employees of the Company, and sets forth a complete and accurate list and brief description of all insurance policies currently held by the Companies with respect to its assets and any self-insurance trust. All such insurance policies are in full force and effect and the Company is not in default regarding its obligations under any of such insurance policies. Except as set forth on Schedule 3.14, there are no claims for which the Company has provided notice to any of its insurers involving more than $10,000 in any individual circumstance or exceeding $25,000.00 in the aggregate which are currently pending under any of such insurance policies. The description of the insurance policies provided in Schedule 3.14 sets forth a true and complete statement specifying the name of the insurer, the amount of coverage, the type of insurance, the policy numbers, and the expiration date of such policies. Except as set forth on Schedule 3.14, such insurance policies are in full force and effect. The Company is not delinquent with respect to any premium payments thereon. The Company is not in default or breach with respect to any material provision contained in any such insurance policies. The Company has not been refused any insurance, and its coverage has not been limited by an insurance carrier to which it has applied for insurance.

Section 3.15       Litigation

Except as set forth on Schedule 3.15, the Company is not a party to any legal action, nor is there any material action threatened in writing against the Company, or to the Knowledge of the Company and the Sellers otherwise threatened before any court or judicial or administrative agency of any Governmental Authority. Except as set forth on Schedule 3.15, there are no circumstances that are likely to give rise to any such claim that would have a Material Adverse Effect. The Company has not manufactured, sold or supplied any product or service which to the Company’s or Seller’s Knowledge is, was, or will become, faulty or defective or which does not comply with any warranty or representation, express or implied, made by or on behalf of the Company in respect of such product or service or with all Laws, standards and requirements applicable to such product or service.

Section 3.16       Labor Matters.

(a)             Schedule 3.16 contains a true and complete list of all the officers, management personnel and managers and directors of the Company, showing for each such person: (i) such person’s annualized compensation and base salary as of the date of this Agreement, separately identifying any guaranteed bonus payments; (ii) remaining accrued vacation hours (including the dollar value of such hours) as of the date hereof; and (iii) leave status (including type of leave), expected date of return for non-disability related leaves and expiration dates for disability-related leaves.

(b)            The Company is not a party to, or otherwise subject to, any collective bargaining agreement or any labor agreement with respect to employees of the Company with any labor organization, group or association. No unfair labor practice complaint or material labor or employment-related charge or complaint has been brought against the Company before the National Labor Relations Board or any other Governmental Authority and, to the Company’s Knowledge, no petition has been filed or proceedings instituted by an employee or group of employees of the Company with any labor relations board seeking recognition of a bargaining representative. There has been no work stoppage, strike or other concerted action by employees of the Company, nor, to the Knowledge of the Company, is any such action threatened.

(c)             The Company has complied with all Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, employment discrimination, disability rights, plant closure or mass layoff issues, affirmative action, leaves of absence, occupational health and safety, workers compensation and unemployment insurance, collective bargaining and the payment of social security and other taxes in all material respects. There are no administrative charges, court complaints or arbitrations pending or, to the Knowledge of the Company, threatened against the Company before the U.S. Equal Employment Opportunity Commission or any federal, foreign, state or local court or agency, or arbitrator concerning relating to any labor, safety or employment matters.

(d)            No current employee has given or has been given notice to terminate his office or employment or will be entitled to give notice as a result of the provisions of this Agreement.

(e)             There is no outstanding or, to any Seller’s Knowledge, threatened or intimated any legal action against the Company on the part of any individual who has been or is an employee of such Company (or the dependant of any such individual) or any actual or known liability to make any payment to any such individual, and none of the provisions of this Agreement, including the identity of Buyer, to any Seller’s knowledge, is likely to lead to any such dispute.

(f)             The Company has in relation to its employees (and so far as relevant to its former employees) complied with: (A) all obligations imposed on it by applicable Law and all codes of conduct and practice relevant to the relations between it and its employees or it and any recognized trade union and has maintained current, accurate and suitable records regarding the service agreements and terms and conditions of employment of each of its employees (including records kept and returns lodged in relation to statutory sick pay); (B) all obligations to maintain adequate and suitable records regarding the service of each of its employees; (C) all collective agreements, recognition agreements and the conditions of service of its employees; and (D) all relevant orders and awards made under any relevant statute, regulation or code of conduct and practice affecting the conditions of service of its employees.

(g)            Except as set forth on Schedule 3.16, there is no individual currently or provisionally employed by the Company who is currently on leave or absent from work and now has or may in the future have a right to return to work (whether for reasons connected with maternity leave, leave for family or domestic reasons or absence due to illness or incapacity or otherwise) or a right to be reinstated or re-engaged by the Company or to receive any other compensation from such Company.

(h)            No employee of either Company is subject to any disciplinary action or engaged in any grievance procedure, and there is no matter or fact giving rise to the same.

(i)              There are no loans outstanding from the Company to any of its employees.

Section 3.17       Employee Benefits.

(a)             Schedule 3.17 contains a list of each Employee Benefit Plan (as defined in ERISA) that the Company maintains.

(i)              Each such Employee Benefit Plan has been maintained, funded and administered with the applicable requirements of ERISA and the Code, except where the failure to comply would not have a Material Adverse Effect.

(ii)            Each such Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype document that is the subject of a favorable opinion letter from the Internal Revenue Service.

(b)            With respect to each Employee Benefit Plan that the Company maintains:

(i)              No Action or hearing with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending.

(ii)            The Company has not incurred any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan that would become a liability of Buyer.

(iii)          With respect to each Employee Plan, the Company has delivered to Buyer true and complete copies of each contract, plan document, summary plan description and other written material governing or describing the Employee Plan and/or any related funding arrangements; and, where applicable, the last annual report filed with the IRS or the Department of Labor, the most recent balance sheet and financial statements, actuarial reports and valuations, and the most recent determination letter issued by the IRS.

(iv)          Each Employee Plan has been maintained and administered in accordance with its terms and in compliance with the provisions of applicable Law, including the Code and ERISA. All contributions, insurance premiums, benefits and other payments required to be made to or under each Employee Plan have been made or provided for before the Closing Date. With respect to each Employee Plan, (A) no application, proceeding or other matter is pending before the IRS, the Department of Labor or any other Government Entity; (B) no Action (other than routine claims for benefits) is pending or, to the knowledge of Company or Sellers, threatened; (C) to the knowledge of the Company and Sellers, no facts exist which could give rise to an Action which, if asserted, could result in a material liability or expense to the Company; and (D) to the knowledge of the Company and Sellers, no prohibited transaction as defined in Section 4795 of the Code has occurred with respect to any Employee Plan. No Employee Plan provides health or death benefits (whether or not insured) to any current or former employee or other personnel beyond the termination of their employment or other services except as required by Section 4980B of the Code. Except as identified on Schedule 3.17(b), each Employee Plan may be unilaterally terminated and/or amended by the Company at any time without liability or penalty.

(v)            The consummation of the transactions contemplated by this Agreement will not (either alone or in conjunction with another event, such as a termination of employment or other services) entitle any employee or other Person to receive severance or other compensation that would not otherwise be payable absent the consummation of the transactions contemplated by this Agreement or cause the acceleration of the time of payment or vesting of any award or entitlement under any Employee Plan. No payment or benefit which will or may be made by the Company will be characterized as an “excess parachute payment” within the meaning of Section 280G of the Code or will fail to be deductible by virtue of Section 280G of the Code.

Section 3.18       Environmental Matters.

(a)             To the Knowledge of the Company, the Company is and has for the past three years been in compliance with Environmental Requirements. In addition to the foregoing, the Company possesses all permits, authorizations and approvals required pursuant to applicable Environmental Requirements except where the failure to possess any such permit, authorization or approval would not have a material adverse effect on the Company’s business operations or prospects.

(b)            Except as set forth on Schedule 3.18 (i) the Company has not, within the past three years, received any written notice regarding any actual or alleged material violations of Environmental Requirements, or any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations arising under Environmental Requirements, and (ii) no Action is threatened in writing against the Company alleging any material violation of or liability under any Environmental Requirements.

(c)             To the Knowledge of the Company, no conditions of contamination by Hazardous Substances are on, under or migrating from any of the leased real property.

(d)            All material environmental site assessments, reports, audits, work plans or similar material documents relating to actual or potential material liabilities relating to Environmental Requirements concerning the leased real property have been made available to Buyer.

(e)             The Company does not have or currently use, store, treat, dispose or otherwise handle any hazardous, toxic, radioactive, infectious or harmful substances or materials, including asbestos and petroleum, including crude oil or any of its fractions or any material prohibited or regulated by any Environmental Requirements except in compliance with all applicable Environmental Requirements.

(f)             To the knowledge of the Company, no underground storage tanks are located at the leased real property.

Section 3.19       Fair Trading

(a)             .. No agreement, practice or arrangement carried on by the Company or to which the Company is or has prior to the date of this Agreement been a party infringes, or is or ought to have been registered in accordance with, any competition, restrictive trade practice, anti-trust, fair trading or consumer protection law or legislation applicable in any jurisdiction in which the Company has assets or carries on or intends to carry on business or in which the activities of the Company may have an effect.

Section 3.20       Permits. The Company has all necessary permits for the proper and effective carrying on of its business in the manner in which it is now carried on. All such permits are valid and subsisting, and neither the Company nor any Seller knows of any reason why any of them should be suspended, cancelled or revoked whether in connection with the sale of the Interests to Buyer or otherwise.

Section 3.21       Customers and Suppliers.

(a)   Schedule 3.21(a) sets forth a list of each customer of the Company that accounted for more than five percent (5%) of the net sales of the Company (calculated in accordance with GAAP in a manner consistent with the Financial Statements) in any calendar year. Except as set forth on Schedule 3.21(a), the Company has not received written or oral notice that any of the customers listed on Schedule 3.21(a) intends to cease purchasing or dealing with the Company, nor does either Seller have any Knowledge that leads it to believe that any such customer intends to alter in any material respect the amount of purchases or the extent of dealings with the Company or would alter in any material respect its purchases or dealings in the event of the consummation of the transactions contemplated hereby.

(b)  Schedule 3.21(b) indicates the value of goods and services (based on invoice price and calculated in accordance with GAAP in a manner consistent with the Financial Statements) supplied to each Company by the top ten (10) suppliers and vendors of goods and services to such Company since its inception. Except as set forth on Schedule 3.21(b), the Company has not received written or oral notice that any of the suppliers and vendors listed on Schedule 3.21(b) intends to cease selling or rendering services to, or dealing with, the Company, nor does the Company or any Seller have any knowledge that leads them to believe that any such supplier or vendor intends to alter in any material respect the amount of sales or service or the extent of dealings with Buyer or would alter in any material respect its sales or service or dealings in the event of the consummation of the transactions contemplated hereby. Occupational Safety and Health Administration or any comparable Government Entity or any Government Entity inspector setting forth any respect in which the facilities or operations of such Company are not in compliance with OSHA, which non-compliance has not been corrected or remedied and any applicable fines and/or penalties paid in full to the satisfaction of such Government Entity or inspector. Schedule 3.21 sets forth a list of all citations heretofore issued to either Company under OSHA and correspondence from and to OSHA and any OSHA inspectors.

Section 3.22       Extent of Assets. The Company’s assets include all of the real (immovable) and personal (movable) property, intangible (incorporeal) property, rights and other assets of every kind and nature whatsoever owned, leased, licensed or used by the Company for the conduct of its business as currently conducted and as conducted since inception. Immediately after the Effective Time, neither of the Sellers nor any of its affiliates shall own any right, title or interest in or to, or have or control, any asset, property or other right used in connection with, related to or necessary to the conduct of, its business. The Company is the legal and beneficial owner or lessee, as the case may be, of the Company’s assets free and clear of all encumbrances.

Section 3.23       Bank Accounts. Schedule 3.23 contains a complete and correct list of all deposit accounts and safe deposit boxes of the Company, all powers of attorney in connection with such accounts, and the names of all persons authorized to draw thereon or to have access thereto.

Section 3.24       Affiliate Transactions

Except as set forth on Schedule 3.24, to the Knowledge of the Company, no executive officer, manager, or member of the Company has any agreement with the Company or any interest in any property (real, personal or mixed, tangible or intangible) used in or pertaining to the Company, except solely in such person’s capacity as an executive officer, manager and/or member, as applicable.

Section 3.25       Disclosure. To the knowledge of the Company and Sellers, no representation or warranty by the Company or any Seller in this Agreement or any exhibit or schedule hereto, contains an untrue statement of material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATION AND WARRANTIES WITH RESPECT TO THE SELLERS

As a material inducement to Buyer to enter into this Agreement, each Seller represents and warrants to Buyer, solely as to itself, as of the date hereof, as follows:

Section 4.01       Authorization of Transaction; Binding Effect.

(a)             Such Seller has the power and authority to execute and deliver this Agreement and to perform his or its obligations hereunder.

(b)            This Agreement has been duly executed and delivered by such Seller and constitutes the valid and legally binding obligation of such Seller, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding at law or in equity).

Section 4.02       Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) assuming compliance by the Company with Section 3.03 and by Buyer with Section 5.03, violate any Law or other restriction of any Governmental Authority to which such Seller is subject or (ii) conflict with, result in a breach of, constitute a default under or result in the acceleration of, any material contract to which such Seller is a party. To the Knowledge of the Sellers, the execution and delivery of this Agreement by such Seller does not require any consent or approval of any Governmental Authority.

Section 4.03       Ownership of Interests

Such Seller is the record owner of the Percentage Interests set forth opposite such Seller’s name on Exhibit A attached hereto. Such Seller has good and marketable title to such Interests free and clear of any and all Liens other than restrictions under securities Laws. Such Interests will be sold, transferred and conveyed to Buyer, subject to the terms of this Agreement and pursuant to the procedures set forth in this Agreement, free and clear of all Liens other than restrictions under securities Laws.

Section 4.04       Litigation

Such Seller is not a party to any legal action, nor to the Knowledge of such Seller, is any legal action threatened in writing against such Seller, before any court or judicial or administrative agency of any Governmental Authority.

Section 4.05       Broker’s Fees

The Sellers do not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

Section 4.06       Investment Intent; Restricted Securities

Seller is acquiring the securities included in the Closing Considerations solely for its own account, for investment purposes only, and not with a view to, or any present intention of, reselling or otherwise distributing the stock and options or dividing its participation herein with others. Seller is either an “accredited investor” or either alone or with his Purchaser Representative” (as such terms are defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merit and risks of the purchasing the securities included in the Closing Consideration. Seller understands and acknowledges that (i) none of the securities included in the Closing Consideration have been registered under the Securities Act or any state or foreign securities Laws, in reliance upon specific exemptions thereunder for transactions not involving any public offering, and (ii) the securities included in the Closing Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws. Seller will not transfer or otherwise dispose any of the securities included in the Closing Consideration acquired hereunder or any interest therein in any manner that may cause Seller or Buyer to be in violation of the Securities Act or any applicable state securities Laws.

Section 4.07       Inspection; No Other Representations

Section 4.08       . Seller has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Seller acknowledges that WORX has given Seller such access to the key employees, documents and facilities of WORX as Seller, in its sole discretion, has determined to be necessary or desirable for purposes of Seller’s evaluation, negotiation and implementation of the transactions contemplated hereby. WORX has answered to Seller’s satisfaction all inquiries that Seller or its representatives have made concerning the business of WORX or otherwise relating to the transactions contemplated hereby.

(4)

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Sellers and the Company to enter into and perform their respective obligations under this Agreement, Buyer represents and warrants to the Sellers and the Company, as of the date hereof, as follows:

Section 5.01       Organization of Buyer

Buyer is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.02       Authorization of Transaction; Binding Effect.

(a)             Buyer has full corporate or limited liability company power and authority to carry on its business as is presently conducted, to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Buyer and the performance by Buyer of its obligations hereunder have been duly authorized by all requisite corporate or limited liability company action.

(b)            This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles.

Section 5.03       Noncontravention

Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the certificate of incorporation or bylaws (or similar governing document) of Buyer, (ii) assuming compliance by the Company with Section 3.03 and by the Sellers with Section 4.02, violate any Law or other restriction of any Governmental Authority to which Buyer is subject or (iii) conflict with, result in a breach of, constitute a default under or result in the acceleration of, any contract to which Buyer is a party or by which its assets are bound. Buyer do not require any consent or approval of any Governmental Authority.

Section 5.04       Broker’s Fees

Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Company (prior to the Closing) or the Sellers could become liable or obligated.

Section 5.05       Litigation

There are no legal actions pending or, to Buyer’s Knowledge, threatened against or affecting Buyer, at law or in equity, or before or by any Governmental Authority, which could adversely affect Buyer’s performance under this Agreement or the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

(5)

ARTICLE VI

PRE-CLOSING COVENANTS

Section 6.01       Operation of Business

From the date hereof until the earlier of the Closing Date or the date on which this Agreement is terminated pursuant to Section 9.01, except as otherwise contemplated by this Agreement or with the prior written consent of Buyer the Company shall not and the Sellers shall cause the Company not to:

(a)             make any change in its membership interests or other equity securities, or its certificate of formation, limited liability company agreement or other applicable organizational documents;

(b)            issue or sell any of its membership interests or other equity securities or securities convertible into or exchangeable for membership interests or other such equity securities, or adjust, split, combine, reclassify, purchase, redeem or otherwise acquire any of its equity securities;

(c)             increase the compensation of any officer or manager, other than in the ordinary course of business or as required by any agreement in effect on the date of this Agreement;

(d)            adopt any new employee benefit plan or materially amend any existing employee benefit plan, other than to reflect changes in Law and plan administration or other than in the ordinary course of business and consistent with past practices;

(e)             make any changes in its accounting methods, principles or practices other than as may be required by applicable Law, GAAP or pursuant to any pronouncements issued by the Financial Accounting Standards Board;

(f)             adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(g)            acquire any assets or capital stock of any business or corporation, partnership, association or other business organization or division thereof for consideration in excess of $10,000;

(h)            engage in any material transaction with any officer, manager, Seller or other affiliate of the Company except in such person’s capacity as officer, manager, equity holder or other affiliate of the Company, as applicable, or in the ordinary course of business;

(i)              knowingly cancel or waive any claims or rights with a value to the Company in excess, individually or in the aggregate, of $10,000;

(j)              make or incur any capital expenditure (or series of related capital expenditures), which individually exceeds $10,000 or in the aggregate exceeds $25,000;

(k)            sell, transfer or otherwise dispose of or encumber any of its assets, other than sales of inventory in the ordinary course of business consistent with past practices;

(l)              lease, license, pledge or mortgage any of its assets;

(m)          (i) incur any indebtedness for borrowed money, other than borrowings under existing credit facilities, (ii) make any loans or advances to any other person or entity, other than routine advances to employees consistent with past practice or (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently otherwise) for the obligations of any other person or entity;

(n)            enter into any compromise or settlement of, or take any material action with respect to, any legal action to be assumed by Buyer;

(o)            grant or agree to grant to any of the Company’s employees any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance, or other compensation or benefits, or establish any new compensation, or benefit plans or arrangements, or amend or agree to amend any existing benefit plans, except as may be required under existing agreements or by Law;

(p)            enter into or amend any employment, consulting, severance, or similar agreement with any person or entity, except with respect to new hires in the ordinary course of business consistent with past practices;

(q)            enter into any agreement that would restrain, limit, or impede the Company’s ability to conduct its business following the Closing;

(r)             enter into any other agreements, commitments or contracts which create liabilities other than in the ordinary course of business consistent with past practices, except for contracts which in the aggregate involve royalty guarantees or minimums or other financial commitments exceeding $10,000;

(s)             except as otherwise disclosed in this Agreement, authorize or commit to make capital expenditures in an amount in excess of $10,000;

(t)              permit any insurance policy covering its assets or its business to be canceled or terminated; or

(u)            commit to do any of the foregoing.

Section 6.02       Notices and Consents

From the date hereof until the earlier of the Closing Date or the date on which this Agreement is terminated pursuant to Section 9.01, the Company shall give any required notices to third parties, and shall use commercially reasonable efforts to obtain any third party consents that Buyer may request in connection with the matters referred to in Section 3.03; provided, however, that nothing in this Section 6.02 or in Section 7.05 shall require the Company or the Sellers to (i) expend any money to obtain any such consent or to remedy any breach of any representation or warranty hereunder, (ii) commence any legal action or arbitration proceeding or (iii) offer or grant any accommodation (financial or otherwise) to any third party. Each of the Parties shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of any Governmental Authority in connection with the matters referred to in Section 3.03.

Section 6.03       Access

From the date hereof until the earlier of the Closing Date or the date on which this Agreement is terminated pursuant to Section 9.01, the Sellers shall permit representatives of Buyer (including financial and legal representatives) to have access at all reasonable times and upon reasonable advance notice, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, executive officers, books, records, policies, contracts and documents of the Company; provided, however, that the foregoing shall not apply with respect to any information the disclosure of which would, in the Company’s or any Seller’s sole discretion, waive any privilege.

Section 6.04       Contact with Customers and Suppliers

From the date of this Agreement until the Closing, Buyer and Buyer’s authorized representatives may contact or communicate with the customers and suppliers of the Company in connection with the transactions contemplated hereby only with the prior written consent of one of the Sellers.

Section 6.05       No-Shop Clause. From the Execution Date until the earlier of (i) the Closing Date or (ii) the date this Agreement is terminated pursuant to Article IX, the Company and Sellers shall not, without the prior written consent of Buyer: (A) offer for sale or solicit offers to buy all or any portion of the Interests and/or its assets, (B) hold discussions with any party (other than Buyer) looking toward such an offer or solicitation or looking toward a merger or consolidation involving the Company, or (C) enter into any agreement with any party (other than Buyer) with respect to the sale or other disposition of the Interests and/or its assets (or any portion thereof) or with respect to any merger, consolidation, or similar transaction involving the Company or the Sellers. The Sellers further agree to advise Buyer of their receipt and the terms and conditions of any inquiry, offer or proposal made after the Execution Date with respect to any of the foregoing proposed transactions.

Section 6.06       Risk of Loss. The risk of loss or damage to any of the Company’s assets shall remain with the Sellers and the Company until the Effective Time, and the Company shall, and Sellers shall cause the Company to, maintain insurance policies covering its assets through the Effective Time. All insurance proceeds (or rights thereto) attributable to the damage, destruction or casualty loss of any of such assets prior to the Effective Time shall be included among the assets owned by the Company at the Closing, and the Closing Consideration shall be reduced by an amount equal to the deductible amount under the applicable insurance policy.

(6)

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01       General

In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, at the sole cost and expense of the requesting Party.

Section 7.02       Press Releases

The Parties agree that no press release or other public announcement (including in any trade journal or other publication) of the transactions contemplated hereby shall be made without the prior written consent of Buyer.

Section 7.03       Transaction Expenses

The Sellers shall be solely responsible for the payment of any fees and expenses incurred by or on behalf of the Company or any of the Sellers in connection with the transactions contemplated hereby.

Section 7.04       Confidentiality

Whether or not the transactions contemplated hereby are consummated, the Parties shall, and shall cause each of their respective affiliates, advisors, agents and representatives to, keep confidential all information and materials regarding any other Party reasonably designated by such Party as confidential at the time of disclosure thereof. Each of the Parties shall, and shall cause its respective affiliates, advisors, representatives and agents to not, disclose the terms and provisions of this Agreement without the prior written consent of the other Party. If the transactions contemplated hereby are not consummated, Buyer and each of its affiliates, advisors, representatives and agents shall maintain the confidentiality of all non-public, proprietary information obtained during its or their due diligence review of the Company, and shall return to the Company or destroy (and certify in writing to the Company such destruction) all documents received from the Company and all copies thereof containing any such information.

Section 7.05       Reasonable Best Efforts to Complete.

(a)             Subject to the terms and conditions of this Agreement, each of Buyer, the Sellers and the Company shall each cooperate fully with the other and use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the transactions contemplated hereby, including by (i) obtaining (and cooperating with the other in obtaining) any clearance, consent, authorization, order or approval of, or any exemption by, any Governmental Authority required to be obtained or made by Buyer or the Company in connection with the transactions contemplated hereby, and making any and all registrations and filings that may be necessary or advisable to obtain the approval or waiver from, or to avoid any legal action by, any Governmental Authority, (ii) defending any legal action, whether brought by a Governmental Authority or other third party, seeking to challenge this Agreement or the transactions contemplated hereby, including by seeking to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (iii) executing any certificates, instruments or other documents that are necessary to consummate and make effective the transactions contemplated hereby and to fully carry out the purposes and intent of this Agreement.

(b)            Buyer and the Company shall keep the other reasonably informed of the status of their respective efforts to consummate the transactions contemplated hereby, including by (i) promptly notifying the other of, and if in writing, furnishing the other with copies of (or, in the case of material oral communications, advising the other orally of) any communications from or with any Governmental Authority with respect to the transactions contemplated hereby, (ii) permitting the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority, (iii) not participating in any meeting with any such Governmental Authority unless it consults with the other in advance and to the extent permitted by such Governmental Authority gives the other the opportunity to attend and participate thereat, (iv) furnishing the other with copies of all correspondence, filings and communications between it and any such Governmental Authority with respect to this Agreement and the transactions contemplated hereby and (v) furnishing the other with such necessary information and reasonable assistance as each of them may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority.

Section 7.06       Provision Respecting Representation of the Buyer and WORX

Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, members, managers, partners, stockholders, officers, employees and affiliates, that Feder Kaszovitz LLP is serving as counsel to the Buyer and WORX, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Feder Kaszovitz LLP (or any successor) will continue to serve as counsel to the Buyer and WORX, including in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation, and each of the Parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any affiliate thereof to consent to waive any conflict of interest arising from such representation.

Section 7.07       Transfer Taxes

All sales and transfer taxes, recording charges and similar taxes, fees or charges imposed as a result of the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”), together with any interest, penalties or additions to such Transfer Taxes, shall be paid by the Sellers. The Sellers and Buyer shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such Laws, the amount of any such Transfer Taxes payable in connection therewith.

Section 7.08       Employee Stock Options. Promptly following the Closing, WORX shall establish a pool of three million stock options to purchase WORX common stock to be issued to the employees of Buyer at the discretion of Buyer’s board of directors, provided such options shall not be exercisable at below market price on the date of grant, shall not vest over less than three years and shall not be exercisable for more than five years.

(7)

ARTICLE VIII

CONDITIONS

Section 8.01       Conditions to Obligations of Buyer and the Sellers. The obligations of Buyer and each Seller to consummate the transactions to be performed by him or it in connection with the Closing is subject to satisfaction or waiver of the following condition as of the Closing:

(a)   Absence of Litigation. As of the Closing, there shall not be any injunction, writ or temporary restraining order or any other order of any nature issued by a court or Governmental Authority of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated substantially as herein provided, and there shall not be pending any legal action by a Governmental Authority seeking to restrain or prohibit the consummation of the transactions contemplated hereby.

Section 8.02       Conditions to Obligation of Buyer

. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions as of the Closing:

(a)             Representations and Warranties.

(i)              Each of the representations and warranties made by the Company in this Agreement shall be true and correct at and as of the Closing as though such representation or warranty was made at and as of the Closing, except for representations and warranties made as of a specific date, which shall be true and correct as of such date, in each case except where the failure so to be true would not have, individually or in the aggregate, a material adverse effect on the Company’s business operations or prospects, and Buyer shall have received a certificate from the Company certifying as to the foregoing; and

(ii)            Each of the representations and warranties made by the Sellers in this Agreement shall be true and correct at and as of the Closing as though such representation or warranty was made at and as of the Closing, except for representations and warranties made as of a specific date, which shall be true and correct as of such date, in each case except where the failure so to be true would not have, individually or in the aggregate, a material adverse effect on the Sellers’ ability to consummate the transactions contemplated by this Agreement, and Buyer shall have received a certificate from each Seller certifying as to the foregoing.

(b)            Performance of Covenants. The Company and the Sellers shall have performed and complied with in all material respects all of their respective covenants and agreements required to be performed or complied with by them under this Agreement prior to the Closing Date and Buyer shall have received a certificate from each of the Company and each Seller certifying as to the foregoing.

(c)             Third Party Consents. All notices, reports, and other filings required to be made prior to Closing by the Sellers or the Company with, and all licenses, permits, consents, approvals, authorizations, qualifications or orders required to be obtained prior to Closing by the Sellers or the Company from, any Government Entity or from any other person or entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained.

(d)            No Material Adverse Change. There shall have been no material adverse effect on the Company’s business operations or prospects since December 31, 2013.

(e)             Certificate. The Sellers shall have delivered to Buyer certified copies of resolutions duly adopted by the Company’s members authorizing the execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby.

(f)             Deliveries. The Sellers shall have delivered or filed or caused to be delivered or filed each item required to be delivered by it pursuant to Section 2.04.

(g)            Financial Statements. The Sellers shall have delivered to Buyer audited financial statements of the Company for such year-end periods, and unaudited financial statements for stub periods thereafter, in both cases with any necessary footnotes and an auditor’s report, in substance satisfactory to Buyer and in form as Buyer’s independent auditor advises is sufficient to meet Buyer’s filing obligations with the SEC.

Buyer may waive any condition specified in Section 8.01 or this Section 8.02 if it executes a writing so stating at or prior to the Closing. In addition, any condition specified in Section 8.01 or this Section 8.02 that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived by Buyer if the Closing occurs notwithstanding the failure of such condition to have been satisfied or waived in writing.

Section 8.03       Conditions to Obligation of the Company and the Sellers

. The obligation of the Company and the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions as of the Closing:

(a)             Representations and Warranties. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct at and as of the Closing as though such representation or warranty was made at and as of the Closing, except for representations and warranties made as of a specific date, which shall be true and correct as of such date, in each case, except where the failure so to be true would not have, individually or in the aggregate, a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement, and the Sellers shall have received a certificate of Buyer certifying as to the foregoing.

(b)            Performance of Covenants. Buyer shall have performed and complied with, or shall cause the performance of and compliance with, in all material respects all of its covenants and agreements required to be performed or complied with by it under this Agreement prior to the Closing Date and the Sellers shall have received a certificate of Buyer certifying as to the foregoing.

(c)             Certificate. Buyer shall have delivered to the Sellers certified copies of resolutions duly adopted by Buyer’s board of directors authorizing the execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

(d)            Deliveries. Buyer shall have delivered or filed or caused to be delivered or filed each item required to be delivered by it pursuant to Section 2.04.

The Sellers may waive any condition specified in Section 8.01 or this Section 8.03 if each of them executes a writing so stating at or prior to the Closing. In addition, any condition specified in Section 8.01 or this Section 8.03 that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived by the Sellers if the Closing occurs notwithstanding the failure of such condition to have been satisfied or waived in writing.

(8)

ARTICLE IX

TERMINATION; EFFECT OF TERMINATION

Section 9.01       Termination

This Agreement may be terminated as provided below:

(a)             by mutual written consent of the Sellers and Buyer;

(b)            by either the Sellers, on one hand, or Buyer, on the other hand, if there has been a material breach or failure to perform on the part of the other Party of any representation, warranty, covenant or agreement contained in this Agreement, which breach or failure to perform would reasonably be expected to cause the conditions set forth in Section 8.02(a) or Section 8.02(b), or Section 8.03(a) or Section 8.03(b), as applicable, to not be satisfied at the Closing and which breach or failure, if capable of being cured, shall not have been cured within thirty (30) days following receipt by such Party of written notice of such breach or failure from the other Party (it being understood and hereby agreed that neither Party may terminate this Agreement pursuant to this Section 9.01(b) if such breach or failure is cured within such thirty (30) day period);

(c)             by either the Sellers, on the one hand, or Buyer, on the other hand, if a court of competent jurisdiction or Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transaction contemplated by this Agreement (provided that the Party seeking to terminate this Agreement pursuant to this Section 9.01(c) shall have complied with its obligations under Section 7.05 by using its reasonable best efforts to have any such order, decree ruling or other action vacated or lifted); or

(d)            by either the Sellers, on one hand, or Buyer, on the other hand, if the transactions contemplated hereby have not been consummated within sixty (60) days after the date hereof; provided that neither the Sellers nor Buyer shall be entitled to terminate this Agreement pursuant to this Section 9.01(d) if such person’s willful or knowing breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

Section 9.02       Effect of Termination

Except for the provisions of this Section 9.02, Article X (with respect to breaches of this Agreement prior to the termination of this Agreement), Sections 7.02, 7.03 and 7.04 and Article XI, which shall survive any termination of this Agreement, in the event of the termination of this Agreement, this Agreement shall thereafter become void and have no effect, and neither Party shall have any liability to any other Party or its members, managers, stockholders, directors or officers in respect thereof.

(9)

ARTICLE X

INDEMNIFICATION

Section 10.01   Survival of Representations and Warranties, Covenants and Agreements

Except as set forth below, all of the representations and warranties of the Company and the Sellers contained in this Agreement shall survive the Closing until the date that is thirty-six (36) months after the Closing Date; provided, however, that (a) the representations and warranties of the Company set forth in Section 3.01 (Organization of the Company), Section 3.02 (Authorization of Transaction; Binding Effect), Section 3.04 (Capitalization), Section 3.05 (Subsidiaries) and Section 3.22 (Extent of the Assets), and of the Sellers set forth in and Section 4.03 (Ownership of Interests) shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and shall continue in full force and effect without time limit; and (b) the representations and warranties of the Company set forth in Section 3.11 (Tax Matters), Section 3.16 (Labor Matters) and Section 3.17 (Employee Benefits) shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and shall continue in full force and effect for a period thereafter ending on the seventh (7th) anniversary of the Closing Date (the “Fundamental Representation Expiration Date”). The representations and warrants described in clauses (a) and (b) of this Section, other than the representations and warranties set forth in Sections 3.16 and 3.17, are referred to collectively as the “Fundamental Representations”. All of the representations and warranties of Buyer shall survive the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby and shall continue in full force and effect for the period of thirty-six (36) months immediately following the Closing. All covenants and agreements of the Company, the Sellers and Buyer contained this Agreement that are to be performed in whole prior to the Closing shall survive the closing until the date that is twelve (12) months after the Closing Date. All covenants and agreements of the Company, the Sellers and Buyer contained in this Agreement that are to be performed in whole or in part after the Closing shall survive in accordance with their respective terms.

Section 10.02   Indemnification by the Sellers

Subject to the limitations set forth in this Article X:

(a)   each Seller shall, severally and not jointly, indemnify and hold harmless Buyer and Buyer’s officers, directors, managers, equity holders, partners, employees, agents and representatives (each, a “Buyer Indemnified Party”) against and in respect of any and all claims, costs, expenses and damages (“Damages”), in each case to the extent of such Seller’s Percentage Interest of such Damages, resulting from (i) the breach by the Company of any representation or warranty made by the Company in this Agreement or in any certificate required to be delivered by the Company pursuant hereto; (ii) the breach by the Company of any covenant or agreement to be performed by it prior to the Closing hereunder; and/or (iii) Undisclosed Liabilities; and

(b)  each Seller shall indemnify and hold harmless each Buyer Indemnified Party against and in respect of any and all Damages resulting from (i) the breach by such Seller of any representation or warranty made by such Seller in this Agreement or in any certificate required to be delivered by such Seller pursuant hereto and/or (ii) the breach by such Seller of any covenant or agreement to be performed by him or it hereunder.

Section 10.03   Special Definitions

Any Person providing indemnification pursuant to the provisions of this Article X is hereinafter referred to as an “Indemnifying Party” and any Person entitled to be indemnified pursuant to the provisions of this Article IX is hereinafter referred to as an “Indemnified Party.”

Section 10.04   Indemnification by Buyer

(a)   .. Buyer shall indemnify and hold harmless each of the Sellers, and their respective officers, directors, managers, equity holders, partners, employees, agents and representatives against any Damages resulting from (i) the breach by Buyer of any representation or warranty made by Buyer in this Agreement or in any certificate required to be delivered pursuant hereto, and/or (ii) the breach by Buyer or WORX of any covenant or agreement to be performed by it hereunder. Any Damages payable by Buyer pursuant hereto shall be paid to each Seller in accordance with such Seller’s Percentage Interests.

Section 10.05   Exclusive Remedy

Except as provided in Section 11.03, each Party acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and transactions contemplated hereby shall be pursuant to the indemnification set forth in Section 10.02 and Section 10.04, and subject to the other provisions of this Article X. In furtherance of the foregoing, but without limiting the rights of indemnification expressly provided for under Section 10.02 and Section 10.04 (and subject to the other provisions of this Article X), each Indemnified Party hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law and except as expressly provided in Section 11.03, any and all rights, claims and causes of action (including any right, whether arising at Law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including the remedy of rescission and remedies that may arise under common law) it may have against any Indemnifying Party whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation (including any Environmental Laws) or otherwise.

Section 10.06   Procedures for Third Party Claims.

(a)             To be entitled under this Agreement to indemnification in respect of a claim or demand by another Person (a “Third Party Claim”), an Indemnified Party must notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by such Indemnified Party of notice of the Third Party Claim; provided that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly, but in any event within five (5) Business Days of becoming aware of any facts or circumstances that would reasonably be expected to give rise to a claim for indemnification hereunder, written notice thereof to the Indemnifying Party, specifying the amount of such claim, the nature and basis of such claim and all relevant facts and circumstances relating thereto, including copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b)            If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it elects, to assume the defense thereof with counsel selected by the Indemnifying Party; provided such counsel is reasonably acceptable to the Indemnified Party. Should an Indemnifying Party elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense. Subject to the limitations set forth in this Article X, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has elected not to assume the defense thereof. If the Indemnifying Party elects to defend a Third Party Claim, each Party shall cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. No compromise or settlement of any Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent, which shall not be unreasonably withheld, conditioned or delayed, unless (i) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such Indemnified Party or its Affiliates and (ii) each Indemnified Party that is Party to such Third Party Claim is fully and unconditionally released from liability with respect to such claim. The Indemnifying Party shall have no indemnification obligations with respect to any Third Party Claim which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)             If the Indemnifying Party does not undertake the defense of any Third Party Claim, the Indemnified Party, at the expense of the Indemnifying Party, may undertake the defense of such Third Party Claim with counsel of its choosing, and the Indemnifying Party in that event shall reasonably cooperate with the Indemnified Party and its counsel in the investigation and defense of such Third Party Claim, but the Indemnified Party will control such investigation and defense at the expense of the Indemnifying Party.

(d)            Notwithstanding anything contained in this Section 10.06 to the contrary, if both the Indemnifying Party and the Indemnified Party are named as parties or subject to any Third Party Claim and either such party determines with advice of counsel that a material conflict of interest between such parties may exist in respect of such Third Party Claim, the Indemnifying Party may decline to assume the defense on behalf of the Indemnified Party or the Indemnified Party may retain the defense on its own behalf, and, in either such case, after notice to such effect is duly given hereunder to the other party, the Indemnifying Party shall be relieved of any obligation to assume the defense on behalf of the Indemnified Party, but shall be required to pay the out-of-pocket legal costs and expenses (such as reasonable attorneys’ fees and disbursements) of such defense; provided, however, that the Indemnifying Party shall not be liable for such expenses on account of more than one separate firm of attorneys (and, if necessary, local counsel) at any time representing such Indemnified Party in connection with any Third Party Claim or separate Third Party Claim in the same jurisdiction arising out of or based upon substantially the same allegations or circumstances.

Section 10.07   Procedures for Inter-Party Claims

In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third Party Claim), the Indemnified Party shall promptly, give written notice thereof to the Indemnifying Party, specifying the amount of such claim, the nature and basis of the alleged breach giving rise to such claim and all relevant facts and circumstances relating thereto; provided that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure. The Indemnified Party shall provide the Indemnifying Party with full access to its books and records during normal business hours and upon reasonable prior written notice for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages. The Indemnifying Party shall notify the Indemnified Party within forty-five (45) days following its receipt of such notice and granting of such access if the Indemnifying Party disputes its liability to the Indemnified Party under this Article X. If the Indemnifying Party does not so notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this Article X, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve such dispute. Promptly following the final determination of the amount of Damages to which the Indemnified Party is entitled (whether determined in accordance with this Section 10.08 or by a court of competent jurisdiction), the Indemnifying Party shall pay such Damages to the Indemnified Party by wire transfer or certified check made payable to the order of the Indemnified Party.

Section 10.08   Duty to Mitigate

The Indemnified Party shall use commercially reasonable efforts to mitigate or otherwise reduce the amount of any Damages that it incurs in connection with any matter with respect to which it is entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this Article X, including taking commercially reasonable measures to attempt to recover any insurance proceeds available to offset such Damages under insurance policies maintained by the Indemnified Party. Each Party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Damages.

Section 10.09

Section 10.09 No Consequential Damages

Notwithstanding anything to the contrary in this Agreement, in the absence of intentional misrepresentation or fraud, no Person shall be liable to or otherwise responsible for consequential, special, indirect, incidental, punitive or exemplary damages, for diminution in value or lost profits or any damages measured by lost profits or a multiple of earnings.

Section 10.10   Treatment of Indemnity Payments

Following the Closing, any payment made pursuant to this Article X shall be treated by the Parties, for federal Income Tax and other applicable Tax purposes, as an adjustment to the cash proceeds received by the Sellers in the transactions contemplated by this Agreement.

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ARTICLE XI

MISCELLANEOUS

Section 11.01   Sellers’ Representative.

(a) Each Seller, by virtue of his or her execution and delivery of this Agreement, hereby irrevocably nominates, constitutes and appoints Jon R. Levine as the agent, agent for service of process and true and lawful attorney-in-fact of the Sellers (the “Sellers’ Representative”), with full power of substitution, to act in the name, place and stead of such Seller with respect to this Agreement and the taking by the Sellers’ Representative of any and all actions and the making of any decisions required or permitted to be taken or made by the Sellers’ Representative under this Agreement including the exercise of the power: (i) to execute, deliver, acknowledge, certify and file (in the name of any or all of the Sellers or otherwise) any and all documents and to take any and all actions that the Sellers’ Representative may, in his sole discretion, determine to be necessary, desirable or appropriate in connection with any indemnification claim under Article X (including negotiating, entering into compromises or settlements of and demanding arbitration with respect to any indemnification claim); and (ii) to give and receive notices and communications under this Agreement. Carlton Calvin hereby accepts his appointment as the Sellers’ Representative.

(b) The power of attorney granted in this Section 11.01: (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Sellers’ Representative; and (iii) shall survive the death or incapacity of each of the Sellers.

(c) Notwithstanding anything to the contrary contained in this Agreement, each Buyer Indemnified Party shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to Article X, and each of them shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Sellers’ Representative, as fully binding upon such Seller.

(d) The Sellers’ Representative may at any time designate a replacement Sellers’ Representative and each Seller, by virtue of his or her execution and delivery of this Agreement, hereby consents to such replacement Sellers’ Representative. If the Sellers’ Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities as representative of the Sellers, then the Sellers shall, by “majority vote” within 30 days after such death or disability, appoint a successor representative and, promptly thereafter, shall notify Buyer of the identity of such successor. Any such successor shall become the “Sellers’ Representative” for purposes of this Agreement. If for any reason there is no Sellers’ Representative at any time, all references herein to the Sellers’ Representative shall be deemed to refer to the Sellers.

(e) No bond shall be required of the Sellers’ Representative and the Sellers’ Representative shall receive no compensation for his services. The Sellers’ Representative shall not be liable to any Seller for any act done or omitted hereunder as Sellers’ Representative while acting in good faith and in the exercise of his reasonable business judgment with respect to any matter arising out of or in connection with the acceptance or administration of his duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith). The Sellers’ Representative shall be entitled to be indemnified by the Sellers, in each case in accordance with such Seller’s Pre-Closing Ownership Percentage, for any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Sellers’ Representative with respect to any matter arising out of or in connection with the acceptance or administration of his duties hereunder. The Sellers’ Representative shall be entitled to recover from the Sellers, in each case in accordance with such Seller’s Pre-Closing Ownership Percentage, any out-of-pocket costs and expenses reasonably incurred by the Sellers’ Representative in good faith and in connection with actions taken by the Sellers’ Representative pursuant to this Agreement (including the hiring of legal counsel and the incurring of legal fees and costs). The Sellers’ Representative shall keep reasonably detailed records of the costs and expenses for which he seeks reimbursement as herein provided.

Section 11.02   No Third Party Beneficiaries

Except as set forth in Section 10.02 and Section 10.04, each of which is expressly intended for the benefit of the Persons referenced therein, this Agreement is not intended to, and shall not, confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 11.03   Equitable Remedies

Notwithstanding anything herein to the contrary, the Company and the Sellers, on the one hand, and Buyer, on the other hand, hereby agree that in the event any of the Company or the Sellers, on the one hand, or Buyer, on the other hand violate any provisions of this Agreement, the remedies at Law available to Buyer, on the one hand, and the Company and the Sellers, on the other hand, may be inadequate. In such event, the Company and the Sellers, on the one hand, and Buyer, on the other hand, shall have the right, in addition to all other rights and remedies they may have, to seek specific performance and/or injunctive or other equitable relief to enforce or prevent any violations by Buyer, on the one hand, or the Company or any of the Sellers, on the other hand.

Section 11.04   Entire Agreement

This Agreement, including the Disclosure Schedules, and the documents referred to herein constitute the entire agreement among the Parties with respect to, and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to, the subject matter hereof.

Section 11.05   Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each of the other Parties.

Section 11.06   Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

Section 11.07   Headings

The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.08   Notices

All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier (of national reputation) prepaid, to the Parties at the following addresses or facsimile numbers:

If to the Company or the Sellers:

Sigal Consulting LLC

26 Ossipee Road

Suite 201

Newton, Massachusetts 02464

Fax: 781-719-0633

Attention: Jon R. Levine

with a copy (which shall not constitute notice) to:

Fireman & Associates

26 Ossipee Rd, Suite 202

Newton, Massachusetts 02464
Fax: 781-559-8811
Attention: Robert Fireman

If to Buyer:

MariMed Advisors Inc.

c/o Worlds Online Inc.

11 Royal Road

Brookline, Massachusetts

Fax: (617) 975 3888

Attention: Mr. Thom Kidrin

with a copy (which shall not constitute notice) to:

Feder Kaszovitz LLP

845 Third Avenue

New York, New York 10022-6601

Fax: (212) 888-7776

Attention: Irving Rothstein, Esq.

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 11.08 or by facsimile transmission to the facsimile number as provided for in this Section 11.08, be deemed given on the day so delivered, or, if delivered after 5:00 p.m. local time or on a day other than a Business Day, then on the next proceeding Business Day, (b) if delivered by mail in the manner described above to the address as provided in this Section 11.08, be deemed given on the earlier of the third Business Day following mailing or upon receipt, and (c) if delivered by overnight courier to the address as provided for in this Section 11.08, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt, in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 11.08. Either Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice (delivered in accordance with this Section) specifying such change to the other Party.

Section 11.09   Governing Law

This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 11.10   Consent to Jurisdiction

Each Party irrevocably submits to the exclusive jurisdiction of the State and Federal courts located in New York County, New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Los Angeles, California with respect to any matters to which it has submitted to jurisdiction in this Section 11.10. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the State and Federal courts located in New York County, New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 11.11   Amendments and Waivers

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and each Seller. No waiver by either Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Except as otherwise provided in this Agreement, no failure or delay by any party in exercising any right, power or remedy with respect to any of the provisions of this Agreement will operate as a waiver of such provisions or any other provisions.

Section 11.12   Incorporation of Exhibits and Schedules

The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 11.13   Construction

Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

Section 11.14   Interpretation

Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement and (v) the word “including” means “including without limitation.”

If any provision of this Agreement or the application of any such provision is held to be prohibited or unenforceable in any jurisdiction, such provision will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability. The remaining provisions of this Agreement will remain in full force and effect, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. The Parties will use their best efforts to replace the provision that is contrary to law with a legal one approximating to the extent possible the original intent of the Parties.

Section 11.15 Disclosure Schedules

The information set forth in each section or subsection of the Disclosure Schedules to this Agreement (the “Disclosure Schedules”) shall be deemed to provide the information contemplated by, or otherwise qualify, the representations and warranties of the Company and the Sellers set forth in the corresponding section or subsection of this Agreement. Prior to the Closing, the Company and the Sellers shall have the right from time to time to supplement, modify or update the Disclosure Schedules and, except for purposes of Section 8.02, any such supplements, modifications and updates shall supplement, modify and amend the Disclosure Schedules for all purposes, including for purposes of Section 10.02.

* * * * *

(11)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

MARIMED ADVISORS INC.

By: ___________________________________

Name: Thom Kidrin

Title: CEO

WORLDS ONLINE INC.

By:___________________________________

Name: Thom Kidrin

Title: CEO

SIGAL CONSULTING LLC

By:___________________________________

Name: Jon R. Levine

Title: Manager

______________________________________

Robert Fireman

______________________________________

Gerald J. McGraw Jr.

______________________________________

Jon R. Levine

______________________________________

James E. Griffin Jr.

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Exhibit A

Seller	Percentage Interests
Robert Fireman	25.0%
Gerald J. McGraw Jr.	25.0%
Jon R. Levine	25.0%
James E. Griffin Jr.	25.0%